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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                 SCHEDULE 13G/A
                                 (RULE 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2

                       (Amendment No.      1      )(1)
                                     -------------

                               TRANSMONTAIGNE INC
            ----------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
            ----------------------------------------------------------
                         (Title of Class of Securities)

                                   893934109
            ----------------------------------------------------------
                                 (CUSIP Number)

                                 June 28, 2002
            ----------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               [ ]    Rule 13d-1 (b)

                               [X]    Rule 13d-1 (c)

                               [ ]    Rule 13d-1 (d)

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(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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Schedule 13G                         Forms
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 CUSIP NO. 893934109                  13G                  Page 2 of 8 Pages
          ------------                                         ---  ---
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1.      NAME OF REPORTING PERSONS
        I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
        VENCAP HOLDINGS (1987) PTE LTD
        (NONE)
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2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]

                                                                     (b) [X]
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3.      SEC USE ONLY

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4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        SINGAPORE
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NUMBER OF SHARES        5.  SOLE VOTING POWER                    0
BENEFICIALLY OWNED      --------------------------------------------------------
BY EACH REPORTING       6.  SHARED VOTING POWER                  3,347,584
PERSON WITH             --------------------------------------------------------
                        7.  SOLE DISPOSITIVE POWER               0
                        --------------------------------------------------------
                        8.  SHARED DISPOSITIVE POWER             3,347,584
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9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        3,347,584
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10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                           [  ]
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11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        7.92%
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12.     TYPE OF REPORTING PERSON*
        OO
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                      *SEE INSTRUCTIONS BEFORE FILING OUT!

Schedule 13G                         Forms
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------------------------                                 -----------------------
 CUSIP NO. 893934109                  13G                  Page 3 of 8 Pages
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1.      NAME OF REPORTING PERSONS
        I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
        GOVERNMENT OF SINGAPORE INVESTMENT CORPORATION (VENTURES) PTE LTD
        (NONE)
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2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [ ]

                                                                  (b)  [X]
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3.      SEC USE ONLY
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4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        SINGAPORE
--------------------------------------------------------------------------------
NUMBER OF SHARES         5.  SOLE VOTING POWER           0
BENEFICIALLY OWNED       -------------------------------------------------------
BY EACH REPORTING        6.  SHARED VOTING POWER         3,347,584
PERSON WITH              -------------------------------------------------------
                         7.  SOLE DISPOSITIVE POWER      0
                         -------------------------------------------------------
                         8.  SHARED DISPOSITIVE POWER    3,347,584
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        3,347,584
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                          [  ]
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        7.92%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*
        OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILING OUT!

Schedule 13G                         Forms
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------------------------                                 -----------------------
 CUSIP NO. 893934109                  13G                  Page 4 of 8 Pages
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1.      NAME OF REPORTING PERSONS
        I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
        GOVERNMENT OF SINGAPORE INVESTMENT CORPORATION PTE LTD
        (NONE)
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2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]

                                                                  (b) [X]
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3.      SEC USE ONLY
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4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        SINGAPORE
--------------------------------------------------------------------------------
NUMBER OF SHARES          5.  SOLE VOTING POWER           0
BENEFICIALLY OWNED        ------------------------------------------------------
BY EACH REPORTING         6.  SHARED VOTING POWER         3,347,584
PERSON WITH               ------------------------------------------------------
                          7.  SOLE DISPOSITIVE POWER      0
                          ------------------------------------------------------
                          8.  SHARED DISPOSITIVE POWER    3,347,584
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        3,347,584
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                          [  ]
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        7.92%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*
        OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILING OUT!

ITEM 1(a).  NAME OF ISSUER

            TransMontaigne Inc.

ITEM 1(b).  ADDRESS OF ISSUERS' PRINCIPAL EXECUTIVE OFFICES

            TransMontaigne Inc.
            370 Seventeenth Street
            Denver CO 80202
            United States

ITEM 2(a).  NAME OF PERSON FILING

            I          Vencap Holdings (1987) Pte Ltd.
            II         Government of Singapore Investment Corporation (Ventures) Pte Ltd
            III        Government of Singapore Investment Corporation Pte Ltd


ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE

            I & II            c/o Government of Singapore Investment Corporation
                              255 Shoreline Drive, Suite 600
                              Redwood City, CA 94065

            III               Government of Singapore Investment Corporation Pte Ltd
                              168 Robinson Road
                              #37-01 Capital Tower
                              Singapore 068912


ITEM 2(c).  CITIZENSHIP

            I, II & III               Singapore


ITEM 2(d).  TITLE OF CLASS OF SECURITIES

            Common Stock


ITEM 2(e).  CUSIP NUMBER

            893934109


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-I(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A

            N.A.

IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c), CHECK THIS BOX.      [ X ]

ITEM 4.  OWNERSHIP

     The aggregate number of securities and percentage of the class of securities of the Issuer beneficially owned by each Reporting Person named in
Item 2(a), as well as the number of securities as to which such person is deemed to have sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, shared power to dispose or direct the disposition, is set forth in the following table:


                                                                  Power to Vote             Power to Dispose
                                        No of Securities       ---------------------      ---------------------
Person                                 Beneficially Owned      Sole(1)     Shared(1)      Sole(1)     Shared(1)
------                                 ------------------      -------     ---------      -------     ---------

Vencap Holdings (1987) Pte Ltd              3,347,584             0        3,347,584         0        3,347,584

Government of Singapore Investment
Corporation (Ventures) Pte Ltd              3,347,584             0        3,347,584         0        3,347,584

Government of Singapore Investment
Corporation Pte Ltd                         3,347,584             0        3,347,584         0        3,347,584

Total(2) (all Reporting Persons)            3,347,584             0        3,347,584         0        3,347,584

(1) Vencap Holdings (1987) Pte Ltd shares power to vote and power to dispose of the 3,347,584 securities beneficially owned by it with the Government of Singapore Investment Corporation (Ventures) Pte Ltd, and shares power to vote and dispose of the 3,347,584 securities beneficially owned by it with the Government of Singapore Investment Corporation Pte Ltd.

(2)  The reporting persons disclaim membership in a group.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         N.A.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         N.A.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N.A.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N.A.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N.A.


ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


MATERIAL TO BE FILED AS EXHIBITS

1. Power of Attorney by Government of Singapore Investment Corporation (Ventures) Pte Ltd dated 27 April, 1999.

2. Power of Attorney by Government of Singapore Investment Corporation Pte Ltd dated 27 April, 1999.

(Incorporated by reference to Exhibit No. 1 and 2 to Schedule 13G, dated April 30, 1999 regarding TransMontaigne Inc.).

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


     August 26, 2002               Vencap Holdings (1987) Pte Ltd
-------------------------
          Date

                                   by     /s/ Brett Fisher
                                      -------------------------------
                                          Brett Fisher
                                          Director


                                   Government of Singapore Investment
                                   Corporation (Ventures) Pte Ltd
                                   by Vencap Holdings (1987) Pte Ltd.
                                   its attorney-in-fact


                                   by     /s/ Brett Fisher
                                      -------------------------------
                                          Brett Fisher
                                          Director


                                   Government of Singapore Investment
                                   Corporation Pte Ltd
                                   by Vencap Holdings (1987) Pte Ltd
                                   its attorney-in-fact


                                   by     /s/ Brett Fisher
                                      -------------------------------
                                          Brett Fisher
                                          Director